Exhibit 99.9

AmpliTech Group, Inc. Unit Rights Offering Subscription Period Begins November 11, 2025

Hauppauge, NY, November 11, 2025 – AmpliTech Group, Inc. (Nasdaq: AMPG, AMPGW), a designer and manufacturer of advanced signal-processing components for satellite, Public and Private 5G, and other communications networks, including complete 5G/6G systems, and a global distributor of IC packaging solutions, today announced the commencement of its subscription period for its 2025 Unit Rights Offering. All November 7, 2025 owners of AMPG or AMPGW and certain other Warrant holders were deemed shareholders of record on November 10, 2025. On November 10, 2025, AMPG and AMPGW traded ex-right with no rights attached. U.S. securities settle T+1.

The unit rights offering subscription period begins today. Holders who fully exercise their Unit Subscription Rights (hereinafter referred to as the “Unit Rights”) will be entitled to oversubscribe for additional units, if available, that are not purchased by other right holders, subject to potential pro rata allocation of those over-subscription units for which they subscribe in proportion to the total number of over-subscription units.

AmpliTech Group recommends that all unit rightsholders notify their broker or financial advisor about the AmpliTech unit rights offering to ensure their ability to participate.

AmpliTech Group has an effective Form S-3 base prospectus from which it intends to offer these securities registered with the Securities and Exchange Commission (the “SEC”) for the unit rights offering in which it is distributing to (a) stockholders and (b) certain warrantholders two transferable Unit Rights to purchase up to the maximum of 8,000,000 units at $4.00 per unit. Each unit will consist of one share of common stock (the “Common Shares”) and two short-term rights to purchase additional Common Shares.

Under the rights offering, each stockholder and certain warrantholders as of the record date will receive as a dividend, at no charge, two Unit Rights for each (a) Common Share and (b) each Common Share subject to a Warrant owned on the record date. The distribution of the Unit Rights will occur on or around the record date. The record date for the distribution of the Unit Rights, the expiration dates for the Unit Rights and related short-term rights, and related pricing information will be included in the final prospectus.

The calendar for the rights offering is as follows:

Dates
Ownership date (last day to buy AMPG to be Record date holder)	November 7, 2025
Ex-Right date and Record date	November 10, 2025
Commencement date	November 11, 2025

UNIT RIGHTS
Deadline for delivery of subscription and payment of unit subscription price	December 10, 2025
Expiration date for Subscription Rights	December 10, 2025
Extension period (if any)	January 9, 2026

SERIES RIGHTS
Series A Rights Subscription Price of $5.00 per share
Deadline for delivery of payment for subscription	July 18, 2026
Expiration date for Series A Rights	July 18, 2026

Series B Rights Subscription Price of $6.00 per share
Deadline for delivery of payment for subscription	November 20, 2026
Expiration date for Series B Rights	November 20, 2026

Investors are encouraged to review its recently provided overview of the Rights Offering here: https://www.amplitechgroup.com/investor-relations

Please contact our information agent MacKenzie Partners, Inc. if you have questions about the rights offering or need copies of the prospectus at AMPG@mackenziepartners.com

AmpliTech has engaged Moody Capital Solutions, Inc. to act as dealer-manager for the rights offering. Broker dealers, registered investment advisors and institutions may contact Moody Capital Solutions at info@moodycapital.com.

AmpliTech reserves the right to terminate the proposed rights offering at any time prior to the expiration date and for any reason. A prospectus relating to these securities will be filed with the SEC. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Securities of AmpliTech are NSMIA exempt. A security that is NSMIA exempt is classified as a “covered security” under the National Securities Markets Improvement Act of 1996 and is therefore exempt from state-level registration and regulation, subject only to federal oversight through the SEC. The rights offering will be made only by means of a prospectus.

About AmpliTech Group, Inc.

AmpliTech Group, Inc., is comprised of five divisions, AmpliTech Inc., Specialty Microwave, Spectrum Semiconductors Materials, AmpliTech Group Microwave Design Center, and AmpliTech Group True G Speed Services, is a leading designer, developer, manufacturer, and distributor of cutting-edge radio frequency (RF) microwave components and 5G network solutions. Serving global markets including satellite communications, telecommunications (5G & IoT), space exploration, defense, and quantum computing, AmpliTech Group is committed to advancing technology and innovation. For more information, please visit our website at www.amplitechgroup.com or amplitech5G.com.

About Moody Capital Solutions, Inc.

Moody Capital Solutions, Inc. has cultivated and actively maintains deep relationships across a wide network of institutional investors, top-tier law firms, and investor relations specialists. These connections empower it to deliver unmatched advisory services and seamless transaction execution. At Moody Capital, every client engagement is led directly by senior bankers—from strategy to closing. Unlike larger firms, it does not delegate execution to junior staff. Moody Capital is a relationship-driven investment bank committed to delivering high-touch, high-quality results. Moody Capital senior bankers collectively have more than 150 years of investment banking experience. Moody Capital senior bankers have worked at some of the leading large-cap and small-cap investment banks in the U.S.

Safe Harbor Statement

This release contains statements that constitute forward-looking statements. These statements appear in several places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, that the Company will close and be successful in raising capital in connection with the rights offering. The words “may” “would” “will” “expect” “estimate” “anticipate” “believe” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements because of various factors. Other risks are identified and described in more detail in the “Risk Factors” section of the Company’s filings with the SEC, which are available on our website and with the SEC at www.sec.gov. We undertake no obligation to update, and we do not have a policy of updating or revising these forward-looking statements, except as required by applicable law.

For any specific questions please email:

Information Agent: Mackenzie Partners AMPG@mackenziepartners.com

Dealer Manager: Moody Capital Solutions, Inc. info@moodycapital.com

Investor Relations: PCG Advisory, Inc. Kirin Smith ksmith@pcgadvisory.com

Contacts:

Corporate Social Media	Company Contact:
X: @AmpliTechAMPG	Jorge Flores
Instagram: @AmpliTechAMPG	Tel: 631-521-7831
Facebook: AmpliTechInc	Investors@amplitechgroup.com
Linked In: AmpliTech Group Inc

Investor Relations Contact:

Kirin Smith

ksmith@pcgadvisory.com